Exhibit 99.1

Relmada Therapeutics Announces Reverse Stock Split in Preparation for
Proposed Uplisting to NASDAQ Capital Market

Company Expects Uplisting to Occur in Second Half of 2015 Pending NASDAQ Approval

NEW YORK, August 10, 2015 - Relmada Therapeutics, Inc. (OTCQB: RLMD), a clinical-stage company developing novel therapies for the treatment of chronic pain, announced today that its Board of Directors has approved a 1-for-5 reverse stock split of the company’s authorized, issued, and outstanding common stock in preparation for its proposed listing of its common stock on the NASDAQ Capital Market. The reverse stock split will become effective with the Financial Industry Regulatory Authority (FINRA) and in the marketplace on August 12, 2015, whereupon the shares of common stock will begin trading on a split-adjusted basis.

“This reverse stock split is an important step in Relmada’s corporate development as the maintenance of a minimum closing price of $4.00 for at least 30 of 60 trading days would fulfill the share price requirement for an uplisting to NASDAQ,” stated Sergio Traversa, CEO of Relmada Therapeutics. “Moving to a national exchange represents a significant step toward creating long-term shareholder value and attracting a broader, more diverse shareholder base.”

At the effective time of the 1-for-5 reverse stock split, every 5 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the authorized shares of common stock will be reduced from 500,000,000 to 100,000,000 shares. All fractional shares of common stock will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 10,778,243 shares of common stock outstanding.

Relmada’s common stock will trade under the ticker symbol “RLMDD” for a period of 20 business days after the reverse stock split has been effected in the marketplace, and the common stock will also trade under a new CUSIP number of 75955J 204. Before any listing of the common stock on the NASDAQ Capital Market could occur, NASDAQ will need to approve the company’s application for listing after the reverse stock split is completed.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Those shareholders holding common stock in “street name” will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

If a shareholder holding a paper stock certificate would like to send the certificate to the company’s transfer agent for exchange, then the transfer agent will issue a new stock certificate reflecting the terms of the reverse stock split to such requesting shareholder. In that event, stock certificates could be mailed to the company’s transfer agent at the following address:

Empire Stock Transfer

1859 Whitney Mesa Drive

Henderson, NV 89014

Relmada Therapeutics

546 Fifth Avenue 14th Fl. | New York, NY 10036

Phone: (212) 702-7163

W: www.relmada.com | E: info@relmada.com

All of the company’s options, warrants, and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities are exercisable or convertible by 5 and multiplying the exercise or conversion price thereof by 5, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage, publicly traded specialty pharmaceutical company developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at various stages of development including d-Methadone (REL-1017) its N-methyl-D-aspartate (NMDA) receptor antagonist for neuropathic pain; topical mepivacaine (REL-1021), its orphan drug designated topical formulation of the local anesthetic mepivacaine; oral buprenorphine (REL-1028) its oral dosage form of the opioid analgesic buprenorphine; and LevoCap ER (REL-1015), its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol. The Company’s product development efforts are guided by the internationally recognized scientific expertise of its research team. The Company’s approach is expected to reduce clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs. For more information, please visit Relmada’s website at: www.relmada.com.

Forward-Looking Statements

This news release contains “forward-looking statements.” These statements are based on management’s current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact

Investor Contact:

Michael Becker, SVP of Finance and Corporate Development

Relmada Therapeutics Inc.

Tel: 212-376-5776

mbecker@relmada.com

Media Contact:

David Salisbury

Berry & Company Public Relations

Tel: 212-253-8881

dsalisbury@berrypr.com

Relmada Therapeutics

546 Fifth Avenue 14th Fl. | New York, NY 10036

Phone: (212) 702-7163

W: www.relmada.com | E: info@relmada.com

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